                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                               (AMENDMENT NO. 1)(1)


                              CALICO COMMERCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    129897104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /   Rule 13d-1(b)

     / /   Rule 13d-1(c)

     /x/   Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 129897104                 13G                        Page 2 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                 5      SOLE VOTING POWER
    NUMBER OF                                                               0
     SHARES
   BENEFICIALLY             ---------- -----------------------------------------
    OWNED BY                     6      SHARED VOTING POWER
       EACH                                                         3,109,752
    REPORTING               ---------- -----------------------------------------
   PERSON WITH                   7      SOLE DISPOSITIVE POWER
                                                                            0
                            ---------- -----------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                                    3,109,752
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    3,109,752
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 129897104                      13G                   Page 3 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED
                   PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                     0
     NUMBER OF              ---------- -----------------------------------------
      SHARES                    6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                         3,109,752 shares are directly held by
        EACH                           KPCB VII.  KPCB VII Associates is the
     REPORTING                         general partner of KPCB VII.
    PERSON WITH             ---------- -----------------------------------------
                                7      SOLE DISPOSITIVE POWER                0
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,109,752 shares are directly held by
                                       KPCB VII.  KPCB VII Associates is the
                                       general partner of KPCB VII.
--------------------------- ---------- -----------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      3,109,752
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           8.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 129897104                  13G                       Page 4 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BERNARD J. LACROUTE
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                17,955
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

                                       4,012,441 shares of which 3,109,752
                                       shares are directly held by KPCB VII and
                                       902,689 shares are directly held by KPCB
                                       Java Fund, L.P., a California limited
                                       partnership ("KPCB Java"). Mr. Lacroute
                                       is a general partner of KPCB VII
                                       Associates and a limited partner of KPCB
                                       VIII Associates, L.P., a California
                                       limited partnership ("KPCB VIII
                                       Associates"), the general partner of the
         NUMBER OF                     general partner of KPCB Java. Mr.
           SHARES                      Lacroute disclaims beneficial ownership
        BENEFICIALLY                   of the shares held directly by KPCB VII
          OWNED BY                     and KPCB Java.
            EACH            ---------- -----------------------------------------
          REPORTING             7      SOLE DISPOSITIVE POWER            17,955
         PERSON WITH        ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       4,012,441 shares of which 3,109,752
                                       shares are directly held by KPCB VII and 902,689 shares are directly held by KPCB Java. Mr. Lacroute is a general partner of KPCB VII Associates and a limited partner of KPCB VIII Associates. Mr. Lacroute disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB Java.

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      4,030,396
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               11.4%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 5 of 7 Pages


     ITEM 1(A)       NAME OF ISSUER:

                     Calico Commerce, Inc.

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     330 W. San Carlos Street, Suite 300
                     San Jose, CA 95110

   ITEM 2(A)-(C)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Lacroute, a general partner of KPCB VII Associates and a limited partner of KPCB VIII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen.
                     KPCB VII Associates is general partner to KPCB VII and KPCB VIII Associates is general partner to the general partner of KPCB Java.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     129897104

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VII and KPCB Java, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Calico Commerce Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                               Page 6 of 7 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001




BERNARD J. LACROUTE                          KPCB VII ASSOCIATES, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP

Signature:    /s/  Michael S. Curry          Signature:    /s/  Brook H. Byers
              -----------------------                      ---------------------
              Michael S. Curry                             Brook H. Byers
              Attorney-in-Fact                             A General Partner

                                             KLEINER PERKINS CAUFIELD &
                                             BYERS VII, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By:   KPCB VII Associates, L.P.,
                                             a California Limited Partnership,
                                             its General Partner


                                             Signature:    /s/  Brook H. Byers
                                                           ---------------------
                                                           Brook H. Byers
                                                           A General Partner





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                                                               Page 7 of 7 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Calico Commerce, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001




BERNARD J. LACROUTE                          KPCB VII ASSOCIATES, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP

Signature:    /s/  Michael S. Curry          Signature:    /s/  Brook H. Byers
              -----------------------                      ---------------------
              Michael S. Curry                             Brook H. Byers
              Attorney-in-Fact                             A General Partner

                                             KLEINER PERKINS CAUFIELD &
                                             BYERS VII, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By:   KPCB VII Associates, L.P.,
                                             a California Limited Partnership,
                                             its General Partner


                                             Signature:    /s/  Brook H. Byers
                                                           ---------------------
                                                           Brook H. Byers
                                                           A General Partner